For Immediate Release

Media:	Investors:
Tom Furr Smart Online, Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com

Smart Online Provides Third Quarter Update

Small Business Platform Positions Smart Online for Rapid Revenue Growth

RESEARCH TRIANGLE PARK, N.C., November 14, 2005 — Smart Online (OTCBB: SOLN) today reported results for the third quarter and nine months ended September 30, 2005.

New OneBizSM Platform applications launched during the third and fourth quarters include:

– – –	Accounting Application: Enables small businesses to create and securely maintain their accounting books
Human Resources Application: Integrated HR solution is a
daily-use application designed to allow companies to manage
their employee information, attendance records with automated approval process, timesheets, HR documents, company news and announcements, and beneficiary information
Shipping Module: Full-featured shipping application that allows customers to ship, view and track information

Subsequent events:

– Acquisition of Computility: Powerful suite of Web-based sales force automation and customer relationship management applications

– Acquisition of iMart: Provides small businesses a reliable and full-featured commerce solution for selling goods over the Internet

“The third quarter was a transformational period for Smart Online during which we decisively established our first mover advantage in the rapidly growing market for small business services,” said Michael Nouri, chairman and chief executive officer of Smart Online. “Our competitive edge is rooted in the broad suite of applications we have assembled that enable a small business owner to enjoy the same Internet-based productivity capabilities as a large enterprise.”

Mr. Nouri continued, “We are now firmly positioned to move to the next level as we launch our new subscription bundles—the Start and Grow packages, and integrate our recently acquired Salesforce Automation and eCommerce products onto our OneBizSM Platform. With exposure to more than 4 million small businesses nationwide through our network of private label partners, we plan to convert our installed base of free users to paid subscribers. By cross-selling to these subscribers and by implementing our conversion strategy through continued expansion of the OneBizSM Platform of application modules, adding syndication partners and formation of additional OEM relationships, we intend to continuously build our fee-paying subscriber base.”

For the third quarter of 2005, integration revenue increased 171% and syndication revenue increased 105% for total revenue of $344,692 compared to $237,544 for the same period last year. Gross margin improved from 75.2% of revenue to 92.5% as a result of lower customer support function expenses. Net loss attributable to common stockholders for the quarter was $2,180,856, or $0.17 per share, compared to $1,289,108, or $0.12 per share, in the third quarter of last year reflecting higher selling, general and administrative, and development expenses related to the development and launch of OneBizSM Platform.

For the nine months ended September 30, 2005 integration revenue increased 118% and syndication revenue increased 167% for total revenue of $1,004,046 compared to $723,118 for the same period last year. Gross margin improved from 78.0% of revenue to 92.1% as a result of lower customer support function expenses. Net loss attributable to common shareholders was $3,335,820, or $0.27 per share, compared to a lost of $8,022,358, or $0.72 per share, for the same period in 2004. Included in the net loss attributable to common shareholders for the first nine months of 2005 is a $506,000 or $0.04 per share, non-cash charge associated with certain warrants issued during 2003 and a $556,634 one-time gain on debt forgiveness; included in the net loss attributable to common shareholders for the same period last year were a $2,215,625 charge related to preferred stock dividends and accretion of discount on preferred stock and a $3,225,410 charge related to a converted preferred stock inducement cost incurred in connection with the conversion of the Company’s preferred stock to common stock.

About Smart Online Inc.
Smart Online Inc. (OTCBB: SOLN), a pioneer of Web-native applications, offers a private-label syndicated online business platform that enables Web delivery of applications and services used to start and grow small-to-medium size businesses. In 1999, Smart Online converted its business applications to a Software-as-Service (SaS) Web delivery model. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and by private-labeling its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their existing business customers, and new customers, to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

Smart Online, the Smart Online logo, and OneBiz Conductor are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements
This announcement contains forward-looking statements regarding the expected impact of the acquisition of iMart and Computility on Smart Online’s net revenue, earning, product offerings and the conversion of free users to subscribers. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the reaction of the users of iMart’s, Computiltiy’s and Smart Online’s products and services in our efforts to retain current paying customers and to convert free users to paid subscribers, the reaction of competitors, and the possibility that integration following the transaction may be more difficult than expected. More information about potential factors which could affect Smart Online’s business and financial results is included in Smart Online’s Annual Report on Form 10-K for the year ended December 31, 2004 and the company’s Quarterly Reports on Form 10-Q. All forward-looking statements are based on information available to Smart Online on the date hereof, and Smart Online assumes no obligation to update such statements.

(tables follow)Balance Sheet

	September 30,
	2005		December 31, 2004
	(unaudited)		(audited)
	$		$
Current Assets		4,545,510		667,548

	$		$
Total Assets		4,834,820		773,701

	$		$
Current Liabilities		1,015,615		1,592,977

	$		$
Long-Term Obligations		0		1,091,814

	$		$
Total Liabilities		1,015,615		2,684,791

	$		$
Total Stockholder’s Equity (Deficit)		3,819,205		(1,911,090)

Statement of Operations
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2005		September 30, 2004	September 30, 2005		September 30, 2004

Revenue		$344,692	$237,545		$1,004,046	$723,118

Operating Expenses		$2,507,354	$1,254,341		$4,834,860	$2,866,500

Loss from Operations		$(2,188,462)	$(1,075,619)		$(3,910,252)	$(2,302,632)

Net Loss Attributed to Common Stockholders		$(2,180,856)	$(1,289,108)		$(3,335,820)	$(8,022,358)

Net Loss per Share	$			$
– Basic and Diluted		(0.17)	$(0.12)		(0.27)	$(0.72)

Number of Shares Used in Per Share Calculation		12,832,365	11,089,101		12,353,443	11,089,101